Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, File No. 333-163914) and related Prospectus of SL Green Realty Corp. for the registration of SL Green Realty Corp.’s shares of common stock, shares of preferred stock, guarantees of debt securities, depositary shares and warrants and debt securities of Reckson Operating Partnership, L.P. and to the incorporation by reference therein of our reports (a) dated February 27, 2009 (except for Notes 24 and 25, as to which the date is May 10, 2009) with respect to the consolidated financial statements and schedule of SL Green Realty Corp., included in SL Green Realty Corp.’s Annual Report (Form 10-K/A Amendment No. 2) for the year ended December 31, 2008, (b) dated February 18, 2009 with respect to the consolidated financial statements of Rock-Green, Inc., included in SL Green Realty Corp.’s Annual Report (Form 10-K/A Amendment No. 1) for the year ended December 31, 2008, (c) dated February 27, 2009 except for the effects of the material weakness described in the sixth paragraph of that report, as to which the date is May 10, 2009, with respect to SL Green Realty Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SL Green Realty Corp. included in its Annual Report (Form 10-K/A Amendment No. 2) for the year ended December 31, 2008, and (d) dated March 18, 2009 (except for Note 18.b, as to which the date is December 18, 2009) with respect to the consolidated financial statements and schedule of Reckson Operating Partnership L.P. included in its Current Report on Form 8-K dated December 21, 2009, each filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

January 13, 2010